UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 24, 2009 (February 18, 2009)

GOLDLEAF FINANCIAL SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Charter)

Tennessee	000-25959	62-1453841
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

350 Technology Parkway, Suite 200, Norcross, Georgia 30071

(Address of Principal Executive Offices)

678-966-0844

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 18, 2009, Goldleaf Financial Solutions, Inc. (“Goldleaf”) amended the Second Amended and Restated Credit Agreement dated November 30, 2006 (the “Credit Agreement”) by and among Goldleaf, Bank of America, N.A., The Peoples Bank and Wachovia Bank, N.A., as previously amended on January 17, 2008 and December 24, 2008 (the “Third Amendment”).  The parties to the Third Amendment agreed to modify the definition of EBITDA for the purposes of the Credit Agreement so that the first sentence of the definition is deleted in its entirety and is replaced by the following text:

“EBITDA”  means, with respect to any Person for any period, on a consolidated basis the sum of (a) net income available to common stockholders plus (b) to the extent deducted in arriving at net income, the sum of:  (i) preferred stock dividends paid and preferred stock deemed distributions, (ii) income tax expense (less income tax benefit), (iii) interest expense, (iv) depreciation and amortization, (v) annual maintenance fees that will be required to be excluded from deferred revenue and the profit and loss statement in accordance with GAAP purchase accounting rules and (vi) any non-cash charges and expenses, including goodwill impairment charges, minus (c) to the extent included in arriving at net income, any (i) non-cash gains and (ii) gains as a result of payments in connection with the sale of the core data processing and teller system business disposed of by Borrower including, without limitation, earnout payments; provided, however, for calculation periods ending on or after December 31, 2008, to the extent otherwise included for such calculation period, EBITDA shall not include EBITDA from the core data processing and teller system business disposed of by Borrower.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDLEAF FINANCIAL SOLUTIONS, INC.

		By:	/s/ Scot Kees
		Name:	Scot Kees
		Title:	General Counsel
Date:	February 24, 2009